Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports Second Quarter Net Income per Share of $1.42;
Operating Income per Share Is $1.27;
Combined Ratio Is 94.9% including Catastrophe Impact of 11.3 Points

2011 Operating Income per Share Guidance Is Increased
To Range of $5.55 to $5.85
     WARREN, New Jersey, July 21, 2011 — The Chubb Corporation [NYSE: CB] today reported that net income in the second quarter of 2011 was $419 million compared to $518 million in the second quarter of 2010. Net income per share declined 11% to $1.42 from $1.59.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $374 million in the second quarter of 2011 compared to $460 million in the second quarter of 2010. Operating income per share declined 10% to $1.27 from $1.41.
     The impact of catastrophes in the second quarter of 2011 was $329 million before tax, largely from tornadoes and other storms in the U.S. In the second quarter of 2010, the impact of catastrophes was $193 million before tax. The impact of catastrophes on second quarter net income and operating income per share was $0.72 in 2011 and $0.38 in 2010.
     The second quarter combined loss and expense ratio was 94.9% in 2011 compared to 90.4% in 2010. The impact of catastrophes accounted for 11.3 percentage points of the combined ratio in the second quarter of 2011, compared to 6.9 percentage points in the second quarter of 2010. Excluding the impact of catastrophes, the second quarter combined ratio was 83.6% in 2011 and 83.5% in 2010.
     The expense ratio for the second quarter was 31.3% in 2011 and 30.9% in 2010.
     Net written premiums for the second quarter increased 6% to $3.1 billion. Excluding the effect of foreign currency translation, premiums were up approximately 4%. Premiums increased 3% in the U.S. and 14% outside the U.S. (8% in local currencies).

     Property and casualty investment income after taxes for the second quarter increased 2% to $318 million in 2011 from $311 million in 2010.
     Net income for the second quarter of 2011 reflected net realized investment gains of $69 million pre-tax ($0.15 per share after-tax), compared to $90 million pre-tax ($0.18 per share after-tax) in the second quarter of 2010.
     During the second quarter, Chubb repurchased 7.0 million shares of its common stock at a total cost of $455 million (an average of $64.86 per share). As of June 30, 2011, there were 14.9 million shares of common stock remaining under the current repurchase authorization.
     Average diluted shares outstanding for the second quarter were 295.4 million in 2011 and 326.7 million in 2010.
     “We produced very good results this quarter, even though Chubb and the industry both experienced record second quarter U.S. catastrophe losses,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Although catastrophes had an adverse impact on our second quarter financial results of $0.72 per share, we still generated operating income per share of $1.27 and net income per share of $1.42 for the quarter. Our combined ratio of 83.6% excluding catastrophes reflected the continued strong underlying performance of each of our business units and was largely consistent with our first quarter performance.
     “We were also encouraged by the mid-single-digit increase in our net written premiums,” said Mr. Finnegan. “In addition, we saw signs that the overall pricing environment is improving in our standard commercial lines in the U.S. and in the more catastrophe-exposed areas of the world.”
Six-Month Results
     For the first six months of 2011, net income was $928 million or $3.12 per share, compared with $982 million or $2.97 per share for the first half of 2010. Operating income for the first half of 2011 totaled $779 million or $2.62 per share, compared with $841 million or $2.54 per share for the first half of 2010.
     Average diluted shares outstanding for the first six months were 297.7 million in 2011 and 330.8 million in 2010.

     The impact of catastrophes in the first six months of 2011 was $599 million pre-tax, largely resulting from the floods in Australia, earthquakes in New Zealand and Japan, and tornadoes and other storms in the U.S. In the first half of 2010, the impact of catastrophes was $537 million pre-tax. The impact of catastrophes on net income and operating income per share for the first six months was $1.31 in 2011 and $1.06 in 2010. The impact of catastrophes includes losses and loss expenses net of reinsurance recoverable and also includes reinsurance reinstatement premiums.
     The combined ratio for the first six months was 94.3% in 2011 compared to 92.0% in 2010. The impact of catastrophes in the first half accounted for 10.4 percentage points of the combined ratio in 2011 and 9.6 points in 2010. Excluding the impact of catastrophes, the combined ratio in the first half was 83.9% in 2011 and 82.4% in 2010.
     The expense ratio for the first six months was 31.5% in 2011 and 31.1% in 2010.
     Net written premiums for the first six months increased 5% to $5.9 billion. Excluding the effect of foreign currency translation, premiums were up approximately 4% in the first half of 2011. Premiums increased 2% in the U.S. and 12% outside the U.S. (9% in local currencies).
     Property and casualty investment income after taxes for the first six months increased 1% to $628 million.
     Net income for the first six months of 2011 reflects net realized investment gains of $229 million pre-tax ($0.50 per share after-tax). Net income for the first half of 2010 reflected net realized investment gains of $217 million pre-tax ($0.43 per share after-tax).
     During the first six months of 2011, Chubb repurchased 13.6 million shares of common stock at a total cost of $842 million (an average of $61.99 per share).
Outlook for 2011
     “In light of our performance in the first half of the year and our outlook for the second half,” said Mr. Finnegan, “we are increasing our guidance for full year 2011 operating income per share to a range of $5.55 to $5.85 from the range of $5.35 to $5.75 that we provided last January. This increase in earnings guidance comes despite an increase in our catastrophe loss assumption for the full year from 3.5 percentage points to 7.5 points as a result of higher than expected catastrophe losses in the first six months.”

     The impact of each percentage point of catastrophe losses on 2011 full year operating income per share is approximately $0.26.
     The revised guidance for full year 2011 also assumes:
•	A 4% to 6% increase in net written premiums, including a 1% positive impact of foreign currency translation based on exchange rates as of June 30, 2011.

•	A combined ratio between 92% and 94%.

•	Approximately flat property and casualty investment income after taxes.

•	Approximately 291 million average diluted shares outstanding for the year.
     Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).
Second Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums increased 5% in the second quarter of 2011 to $1.1 billion. CPI’s combined ratio for the quarter was 96.9%, compared to 92.9% in the second quarter of 2010. The impact of catastrophe losses in the second quarter accounted for 14.5 percentage points of the combined ratio in 2011 and 13.8 points in 2010. Excluding the impact of catastrophe losses, CPI’s second quarter combined ratio was 82.4% in 2011 and 79.1% in 2010.
     Net written premiums for Homeowners increased 5%, and the combined ratio was 97.7%. Personal Automobile net written premiums increased 8%, and the combined ratio was 92.0%. Other Personal lines premiums increased 4%, and the combined ratio was 98.6%.
     Chubb Commercial Insurance (CCI) net written premiums were up 8% in the second quarter to $1.3 billion. The combined ratio for the second quarter was 102.5% in 2011 and 92.9% in 2010. The impact of catastrophe losses in the second quarter accounted for 15.2 percentage points of the combined ratio in 2011 and 5.6 points in 2010. Excluding the impact of catastrophe losses, CCI’s second quarter combined ratio was 87.3% in both 2011 and 2010.
     Average second quarter renewal rates in the U.S. were up 2% for CCI, which retained 87% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.3 to 1.

     Chubb Specialty Insurance (CSI) net written premiums were up 2% in the second quarter to $680 million. The combined ratio was 80.0%, compared to 82.5% in the second quarter of 2010.
     Professional Liability (PL) net written premiums were up 2%, and the business had a combined ratio of 84.6%. In the U.S., average second quarter PL renewal rates were down 2%, premium renewal retention was 89% and the ratio of new to lost business was 1.3 to 1.
     Surety net written premiums were up 2%, and the combined ratio was 44.5%.
Webcast Conference Call to be held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s second quarter performance with investors and analysts today, July 21st, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms
Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION
     In the conference call identified above and otherwise, we make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). Forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2011 operating income per share guidance and related assumptions. Forward-looking statements generally can be identified by words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:
–	our expectations relating to reinsurance recoverables;

–	the willingness of parties, including us, to settle disputes;

–	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

–	development of new theories of liability;

–	our estimates relating to ultimate asbestos liabilities;

–	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

–	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk, or changes to our estimates of our potential exposure to such events;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
–	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

–	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

–	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

–	claims and litigation arising out of practices in the financial services industry;

–	claims and litigation relating to uncertainty in the credit and broader financial markets; and

–	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative, regulatory and similar developments on our business, including those relating to terrorism, catastrophes, the financial markets, solvency standards, capital requirements and accounting guidance;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general political, economic and market conditions, whether globally or in the markets in which we operate, including:
–	changes in interest rates, market credit spreads and the performance of the financial markets;

–	currency fluctuations;

–	the effects of inflation;

–	changes in domestic and foreign laws, regulations and taxes;

–	changes in competition and pricing environments;

–	regional or general changes in asset valuations;

–	the inability to reinsure certain risks economically; and

–	changes in the litigation environment;
•	our ability to implement management’s strategic plans and initiatives.
Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended June 30
	Second Quarter		Six Months
	2011	2010	2011	2010
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,055	$2,886	$5,914	$5,651
Increase in Unearned Premiums	(142)	(87)	(147)	(70)

Premiums Earned	2,913	2,799	5,767	5,581

Losses and Loss Expenses	1,847	1,660	3,612	3,390
Operating Costs and Expenses	955	889	1,859	1,751
Increase in Deferred Policy Acquisition Costs	(32)	(21)	(57)	(43)
Dividends to Policyholders	8	8	16	16

Underwriting Income	135	263	337	467

Investments
Investment Income Before Expenses	405	393	796	789
Investment Expenses	11	8	21	17

Investment Income	394	385	775	772

Other Income (Charges)	11	4	16	(3)

Property and Casualty Income	540	652	1,128	1,236

CORPORATE AND OTHER	(63)	(40)	(126)	(103)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	477	612	1,002	1,133

Federal and Foreign Income Tax	103	152	223	292

CONSOLIDATED OPERATING INCOME	374	460	779	841

REALIZED INVESTMENT GAINS AFTER INCOME TAX	45	58	149	141

CONSOLIDATED NET INCOME	$419	$518	$928	$982

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$318	$311	$628	$624

	Periods Ended June 30
	Second Quarter		Six Months
	2011	2010	2011	2010
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	295.4	326.7	297.7	330.8
Actual Common Shares at End of Period	285.9	314.5	285.9	314.5

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.27	$1.41	$2.62	$2.54
Realized Investment Gains	.15	.18	.50	.43

Net Income	$1.42	$1.59	$3.12	$2.97

Effect of Catastrophes	$(.72)	$(.38)	$(1.31)	$(1.06)

	June 30	Dec. 31	June 30
	2011	2010	2010
BOOK VALUE PER COMMON SHARE	$55.23	$52.24	$49.39

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	51.34	49.05	45.61
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2011	2010	2011	2010
Losses and Loss Expenses to Premiums Earned	63.6%	59.5%	62.8%	60.9%
Underwriting Expenses to Premiums Written	31.3	30.9	31.5	31.1

Combined Loss and Expense Ratio	94.9%	90.4%	94.3%	92.0%

Effect of Catastrophes on Combined Loss and Expense Ratio	11.3%	6.9%	10.4%	9.6%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED JUNE 30

	Second Quarter		Six Months
	2011	2010	2011	2010
	(in millions)
Paid Losses and Loss Expenses	$1,743	$1,686	$3,210	$3,118
Increase (Decrease) in Unpaid Losses and Loss Expenses	104	(26)	402	272

Total Losses and Loss Expenses	$1,847	$1,660	$3,612	$3,390

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2011	2010	(Decrease)	2011	2010
	(in millions)
SIX MONTHS ENDED JUNE 30

Personal Insurance
Automobile	$343	$314	9%	92.4%	90.8%
Homeowners	1,214	1,164	4	96.1	103.8
Other	400	404	(1)	95.4	88.9

Total Personal	1,957	1,882	4	95.3	98.6

Commercial Insurance
Multiple Peril	562	540	4	114.1	103.6
Casualty	855	812	5	83.7	89.7
Workers’ Compensation	463	409	13	91.8	90.8
Property and Marine	756	691	9	119.1	90.8

Total Commercial	2,636	2,452	8	101.6	93.4

Specialty Insurance
Professional Liability	1,146	1,153	(1)	85.6	86.7
Surety	173	159	9	47.5	43.9

Total Specialty	1,319	1,312	1	81.2	81.7

Total Insurance	5,912	5,646	5	94.6	92.2

Reinsurance Assumed	2	5	*	*	*

Total	$5,914	$5,651	5	94.3	92.0

QUARTERS ENDED JUNE 30

Personal Insurance
Automobile	$181	$168	8%	92.0%	90.2%
Homeowners	681	647	5	97.7	94.5
Other	201	193	4	98.6	90.5

Total Personal	1,063	1,008	5	96.9	92.9

Commercial Insurance
Multiple Peril	295	286	3	122.2	95.2
Casualty	419	398	5	84.0	91.0
Workers’ Compensation	220	187	18	93.9	91.5
Property and Marine	376	338	11	113.2	93.9

Total Commercial	1,310	1,209	8	102.5	92.9

Specialty Insurance
Professional Liability	595	583	2	84.6	87.2
Surety	85	83	2	44.5	47.7

Total Specialty	680	666	2	80.0	82.5

Total Insurance	3,053	2,883	6	95.3	90.4

Reinsurance Assumed	2	3	*	*	*

Total	$3,055	$2,886	6	94.9	90.4

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.